EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-219206) and on Form S-8 (File Nos. 333-80839, 333-42068, 333-106430 and 333-120802) of The Goldman Sachs Group, Inc. of our report dated February 25, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of this Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report dated February 25, 2019 relating to Supplemental Financial Information — Selected Financial Data, which appears in Exhibit 99.1 of this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 25, 2019